MEGAWEST ENERGY CORP.

STOCK OPTION PLAN

Dated August 24, 2004

Amended and Restated February 19, 2007 and August 9, 2007

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION		1
1.1	Definitions	1
1.2	Choice of Law	3
1.3	Headings	3

ARTICLE 2 PURPOSE AND PARTICIPATION		3
2.1	Purpose	3
2.2	Participation	4
2.3	Representation of Employee Status	4
2.4	Notification of Award	5
2.5	Copy of Plan	5
2.6	Limitation	5

ARTICLE 3 TERMS AND CONDITIONS OF OPTIONS		5
3.1	Board to Allot Shares	5
3.2	Number of Shares	5
3.3	Term of Option	6
3.4	Exercise of Option	6
3.5	Exercise Price	7
3.6	Assignment of Options	7
3.7	Adjustments upon Changes in Capitalization	8
3.8	Vesting	9

ARTICLE 4 EXERCISE OF OPTION		10
4.1	Exercise	10
4.2	Payment upon Exercise	10
4.3	Issue of Share Certificates	10
4.4	Condition of Issue	10

ARTICLE 5 ADMINISTRATION		12
5.1	Administration	12
5.2	Interpretation	12

ARTICLE 6 AMENDMENT AND TERMINATION		13
6.1	Prospective Amendment	13
6.2	Retrospective Amendment	13
6.3	Termination	13
6.4	Agreement	14

STOCK OPTION PLAN

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

As used herein, unless anything in the subject matter or context is inconsistent therewith, the following terms shall have the meanings set forth below:

(a)

"Administrator" means, initially, the secretary of the Company and thereafter shall mean such director or other senior officer or employee of the Company as may be designated as Administrator by the Board from time to time;

(b)	"Affiliate" has the meaning prescribed in the Business Corporations Act (British Columbia) as amended from time to time;
(c)

"Applicable Laws" means all legal requirements relating to the administration of stock option plans and the issuance and distribution of shares, if any, under applicable corporate laws, applicable securities laws, the Income Tax Act (Canada), the rules of any applicable stock exchange or stock quotation system on which the Shares may be listed, and the rules of any foreign jurisdiction applicable to Options granted to residents therein;

(d)	"Associate" has the meaning prescribed in the Securities Act (British Columbia) as amended from time to time;
(e)	"Award Date" means the date on which the Board grants and announces a particular Option;
(f)	"Board" means the board of directors of the Company;
(g)	"Change of Control" means, in respect of the Company, the occurrence of any of:
(i)

the purchase or acquisition of Shares and/or securities convertible into Shares or carrying the right to acquire Shares ("Convertible Securities") as a result of which a person, group of persons or persons acting jointly or in concert, or any Affiliates or Associates of any such person, group of persons or any of such persons acting jointly or in concert (collectively, the "Subject Persons") beneficially own or exercise control or direction over Shares and/or Convertible Securities such that, after the conversion of the Convertible Securities beneficially owned by the Subject Persons, the Subject Persons would have the right to cast more than 50% of the votes attached to all Shares; provided that, the acquisition of Shares or Convertible Securities pursuant to the issuance of securities from treasury which results in a Subject Person, or Subject Persons, beneficially owning or exercising control or direction over 50% of the votes attached to all Shares (assuming the conversion of the Convertible Securities beneficially owned by Subject Persons) where the Board continues to be supportive of the direction of the Company under the management of the Chief Executive Officer, shall not constitute a "Change of Control"; or

(ii)	approval by the shareholders of:
(A)

an amalgamation, arrangement, merger or other consolidation or combination of the Company with another entity pursuant to which the shareholders of the Company immediately thereafter do not own securities of the successor or continuing entity which would entitle them to cast more than 50% of the votes attaching to all of the Shares;

(B)	a liquidation, dissolution or winding up of the Company;
(C)	the sale, lease or other disposition of all or substantially all of the assets of the Company;
(D)

the election at a meeting of the Company’s shareholders of a number of directors, who were not included in the slate for election as directors approved by the prior Board, and who would represent a majority of the Board; or

(E)

the appointment of a number of directors which would represent a majority of the Board and which were nominated by any holder of voting shares of the Company or by any group of holders of voting shares of the Company acting jointly or in concert and not approved by the Company’s prior Board;

(h)	"Company" means Megawest Energy Corp., formerly Brockton Capital Corp., or any "affiliate" (as defined under the Business Corporations Act (British Columbia));
(i)	"Director" means any individual holding the office of director or senior officer of the Company;
(j)

"Employee" means any individual regularly employed on a full-time or part-time basis by the Company or other persons who perform management or consulting services or investor relations services for the Company on an ongoing basis;

(k)	"Exercise Notice" means the notice respecting the exercise of an Option, in the form set out as Schedule B hereto, duly executed by the Option Holder;
(l)	"Exercise Period" means the period during which a particular Option may be exercised and is the period from and including the Award Date through to and including the Expiry Date;
(m)	"Exercise Price" means the price at which an Option may be exercised as determined in accordance with Section 3.5;

(n)	"Expiry Date" means the date determined in accordance with Section 3.3 and after which a particular Option cannot be exercised;
(o)	"Option" means an option to acquire Shares, awarded to a Director or Employee pursuant to the Plan;
(p)	"Option Certificate" means the certificate, substantially in the form set out as Schedule A hereto, evidencing an Option;
(q)	"Option Holder" means a Director or Employee or former Director or Employee, who holds an unexercised and unexpired Option or, where applicable, the Personal Representative of such person;>
(r)	"Personal Representative" means:
(i)	in the case of a deceased Option Holder, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and
(ii)	in the case of an Option Holder who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Option Holder;
(s)	"Plan" means this Megawest Energy Corp. stock option plan; and
(t)	"Share" or "Shares" means, as the case may be, one or more common shares without par value in the capital of the Company;
1.2	Choice of Law

The Plan is established under and the provisions of the Plan shall be interpreted and construed in accordance with the laws of the Province of British Columbia and the federal laws applicable therein.

1.3	Headings

The headings used herein are for convenience only and are not to affect the interpretation of the Plan.

ARTICLE 2

PURPOSE AND PARTICIPATION

2.1	Purpose

The purpose of the Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified Directors and Employees who make valuable contributions toward the long term goals of the Company and to enable and encourage such Directors and Employees to acquire Shares as long term investments.

2.2	Participation

The Board shall, from time to time, in its sole discretion determine those Directors and Employees, if any, to whom Options are to be awarded. If the Board elects to award an Option to a Director, the Board shall, in its sole discretion but subject to Section 3.2, determine the number of Shares to be acquired on the exercise of such Option. If the Board elects to award an Option to an Employee, the Board shall, in its sole discretion but subject to Section 3.2, determine, the number of Shares to be acquired on the exercise of such Option, and in so doing the Board may take into account the following criteria:

(a)	the annual salary of the Employee as at the Award Date in relation to the total annual salaries payable by the Company to all of its Employees as at the Award Date;
(b)	the length of time that the Employee has been employed by the Company; and
(c)	the quality of work performed by the Employee.
2.3	Representation of Employee Status

In awarding an Option to an Employee, the Board shall represent, on behalf of the Company that the Employee is either:

(a)	"a bona fide employee of the Company, being:
(i)	an individual who is considered an employee under the Income Tax Act (Canada) (i.e., for whom income tax, employment insurance and CPP deductions must be made at source);
(ii)

an individual who works full-time for the Company providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(iii)

an individual who works for the Company on continuing and regular basis providing services normally provided by an employee and who is subject the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

bona fide consultant, being (b)

bona fide consultant, being a bona fide consultant, being in relation to the Company, an individual (or a company of which the consultant is an employee or shareholder, or a partnership of which the consultant is an employee or partner) who:

(i)	provides ongoing consulting services, other than services provided in relation to a distribution, to the Company or an Affiliate of the Company under a written contract;

(ii)	possesses technical, business or management expertise of value to the Company or an Affiliate of the Company;
(iii)	spends a significant amount of time and attention on the business and affairs of the Company or an Affiliate of the Company; and
(iv)	has a relationship with the Company or an Affiliate of the Company that enables the individual to be knowledgeable about the business and affairs of the Company.
2.4	Notification of Award

Following the approval by the Board of the awarding of an Option, the Administrator shall notify the Option Holder in writing of the award and shall enclose with such notice the Option Certificate representing the Option so awarded.

2.5	Copy of Plan

Each Option Holder, concurrently with the delivery of the notice of the award of the Option made pursuant to Section 2.4, shall be provided with a copy of this Plan. A copy of any amendment to this Plan shall be promptly provided by the Administrator to each Option Holder.

2.6	Limitation

The Plan does not give any Option Holder that is a Director the right to serve or continue to serve as a Director of the Company nor does it give any Option Holder that is an Employee the right to be or to continue to be employed by the Company.

ARTICLE 3

TERMS AND CONDITIONS OF OPTIONS

3.1	Board to Allot Shares

The Shares to be issued to Option Holders upon the exercise of Options shall be allotted and authorized for issuance by the Board prior to the exercise thereof.

3.2	Number of Shares

The total number of Shares that may be issued upon the exercise of the Options shall not exceed: (a) 20% of the total number of shares issued and outstanding from time to time; (b) less the total number of Shares that may be issued upon the exercise of options granted by the Company pursuant to a supplementary stock option plan dated January 5, 2007 for U.S. based employees; and (c) less the total number of Shares that may be issued upon the exercise of options otherwise granted by the Company. The Company may not grant Options to any one person which will, when exercised, exceed five percent (5%) of the issued and outstanding Shares of the Company. The Company may not grant Options to any person and that person’s Associates that will in the aggregate, when exercised, exceed, in any 12 month period, five percent (5%) of the issued and outstanding shares of the Company.

If any Option expires or otherwise terminates for any reason without having been exercised in full, the number of Shares in respect of which Option expired or terminated shall again be available for the purposes of the Plan.

3.3	Term of Option

At the time of the grant of an Option, the Board shall designate the expiration date of an Option (the "Expiry Date"), provided that the Expiry Date of an Option shall be the earlier of the date so fixed by the Board at the time the Option is awarded and the date established, if applicable, in paragraphs (a) to (c) below:

(a)	Death

In the event that the Option Holder should die while he or she is still a Director (if he or she holds his or her Option as Director) or Employee (if he or she holds his or her Option as Employee), the Expiry Date shall be one (1) year from the date of death of the Option Holder; or

(b)	Ceasing to Hold Office

In the event that the Option Holder holds his or her Option as Director of the Company and such Option Holder ceases to be a Director of the Company other than by reason of death, the Expiry Date of the Option shall be the 30th day following the date the Option Holder ceases to be a Director of the Company unless the Option Holder ceases to be a Director of the Company but continues to be engaged by the Company as an Employee, in which case the Expiry Date shall remain unchanged, or unless the Option Holder ceases to be a Director of the Company as a result of:

(i)

ceasing to meet the qualifications set forth in section 124 of the Business Corporations Act (British Columbia) or such other qualifications required by the corporate laws in any other jurisdiction under which the Company is continued or amalgamated;

(ii)

a special resolution having been passed by the shareholders of the Company pursuant to subsection 128(3) of the Business Corporations Act (British Columbia) or an equivalent enactment pursuant to the corporate laws in any other jurisdiction under which the Company is continued or amalgamated; or

(iii)	by order of the British Columbia Securities Commission or any regulatory body having jurisdiction to so order,

in which case the Expiry Date shall be the date the Option Holder ceases to be a Director of the Company.

(c)	Ceasing to be Employed

In the event that the Option Holder holds his or her Option as an Employee of the Company and such Option Holder ceases to be an Employee of the Company other than by reason of death, or if the Employee is a party providing investor relations services or management or consulting services to the Company and ceases to continue providing such services to the Company, the Expiry Date of the Option shall be the 30th day following the date the Option Holder ceases to be an Employee of the Company or ceases to continue providing such investor relations, management and consulting services to the Company unless the Option Holder ceases to be an Employee of the Company or ceases to continue providing such services to the Company as a result of:

(i)	termination for cause; or
(ii)	by order of the British Columbia Securities Commission or any regulatory body having jurisdiction to so order,

in which case the Expiry Date shall be the date the Option Holder ceases to be an Employee of the Company or ceases to continue providing such services. Notwithstanding any other provision hereof, the Expiry Date of one or more outstanding Options may be extended by the Administrator or the Board, in the absence of such, at such times as it shall determine in its sole discretion.

3.4	Exercise of Option

An Option Holder may exercise an Option in whole or in part at any time or from time to time during the Exercise Period provided that, with respect to the exercise of part of an Option, the Board may at any time and from time to time fix a minimum or maximum number of Shares in respect of which an Option Holder may exercise part of any Option held by such Option Holder.

3.5	Exercise Price

The Exercise Price shall be that price per share, as determined by the Board, in its sole discretion, and announced as of the Award Date, at which an Option Holder may purchase a Share upon the exercise of an Option.

3.6	Assignment of Options

Options may not be assigned or transferred, provided however that the Personal Representative of an Option Holder may, to the extent permitted by Section 4.1, exercise the Option within the Exercise Period.

3.7	Adjustments upon Changes in Capitalization
(a)	Adjustments

The aggregate number and class of shares for which Options may be granted under this Plan, the number and class of shares covered by each outstanding Option, and the Exercise Price per share thereof (but not the total price), and each such Option, shall all be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from:

(i)	a subdivision or consolidation of Shares or any like capital adjustment, or
(ii)

the issuance of any Shares, or securities exchangeable for or convertible into Shares, to the holders of all or substantially all of the outstanding Shares by way of a stock dividend (other than the issue of Shares, or securities exchangeable for or convertible into Shares, to holders of Shares pursuant to their exercise of options to receive dividends in the form of Shares, or securities convertible into Shares, in lieu of dividends paid in the ordinary course on the Shares).

(b)	Merger, Liquidation or Arrangement

Except as provided in Section 3.7(c) hereof, upon a merger (other than a merger of the Company in which the holders of Shares immediately prior to the merger have the same proportionate ownership of common shares in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere re-incorporation or the creation of a holding Company) or liquidation of the Company, as a result of which the shareholders of the Company, receive cash, shares or other property in exchange for or in connection with their Shares, any Option granted hereunder shall terminate, but the Option Holder shall have the right to exercise such Option Holder's Option immediately prior to any such merger, consolidation, acquisition of property or shares, separation, reorganization or liquidation, and to be treated as a shareholder of record for the purposes thereof, to the extent the vesting requirements set forth in the Option agreement have been satisfied (or accelerated pursuant to Section 3.8(b) hereof).

(c)	Receipt of Exchange Shares

If the shareholders of the Company receive shares in the capital of another corporation ("Exchange Shares") in exchange for their Shares in any transaction involving a merger (other than a merger of the Company in which the holders of Shares immediately prior to the merger have the same proportionate ownership of Shares in the surviving corporation immediately after the merger), consolidation, acquisition of property or shares, separation or reorganization (other than a mere re-incorporation or the creation of a holding Company), all Options granted hereunder shall be converted into options to purchase Exchange Shares unless the Company and the corporation issuing the Exchange Shares, in their sole discretion, determine that any or all such Options granted hereunder shall not be converted into options to purchase Exchange Shares but instead shall terminate in accordance with, and subject to the Option Holder's right to exercise the Option Holder's Options pursuant to, the provisions of Section 3.7(b). The amount and price of converted options shall be determined by adjusting the amount and price of the Options granted hereunder in the same proportion as used for determining the number of Exchange Shares the holders of the Shares receive in such merger, consolidation, acquisition or property or stock, separation or reorganization. Unless accelerated by the Board, the vesting schedule set forth in the option agreement shall continue to apply to the options granted for the Exchange Shares.

(d)	Fractional Shares

In the event of any adjustment in the number of Shares covered by any Option, any fractional shares resulting from such adjustment shall be disregarded and each such Option shall cover only the number of full shares resulting from such adjustment.

(e)	Decision of Board

All adjustments pursuant to this Section 3.7 shall be made by the Board or its designees or the Administrator, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

(f)	Discretion

The grant of an Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, consolidate or dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

3.8	Vesting
(a)	General

Options granted pursuant to the Plan may contain conditions relating to the vesting of the right to exercise an Option granted to any Option Holder, which shall provide that the right to purchase shares under the Option may not be exercised any earlier than certain specified times. Subject to paragraph 3.8(b), such conditions relating to vesting shall be determined by the Administrator, or in the absence of such, by the Board, on the Award Date.

The Option Certificate representing any such Option shall disclose any vesting conditions.

(b)	Acceleration of Vesting

Upon the occurrence of a Change of Control of the Company, all unexpired and unvested Options shall immediately vest and shall be exercisable for the acquisition of Shares. Notwithstanding any other provision hereof, the vesting of one or more outstanding Options may be accelerated by the Administrator or the Board, in the absence of such, at such times and in such amounts as it shall determine in its sole discretion.

ARTICLE 4

EXERCISE OF OPTION

4.1	Exercise

An Option may be exercised only by the Option Holder or the Personal Representative of any Option Holder. An Option Holder or the Personal Representative of any Option Holder may exercise an Option in whole or in part at any time or from time to time during the Exercise Period up to 5:00 p.m. local time in Vancouver, British Columbia on the Expiry Date by delivering to the Administrator an Exercise Notice, the applicable Option Certificate and a certified cheque or bank draft payable to the Company in an amount equal to the aggregate Exercise Price of the Shares to be purchased pursuant to the exercise of the Option. Any Option or part thereof not exercised within the Exercise Period shall terminate and become null, void and of no effect.

4.2	Payment upon Exercise

Upon the exercise of any Option, the aggregate Exercise Price shall be paid to the Company in cash or by certified or cashier's check. In addition, if pre-approved in writing by the Administrator who may arbitrarily withhold consent, the Option Holder may pay for all or any portion of the aggregate Exercise Price by complying with one or more of the following alternatives:

(a)

by delivering a properly executed Exercise Notice together with irrevocable instructions to a broker promptly to sell or margin a sufficient portion of the Shares and deliver directly to the Company the amount of sale or margin loan proceeds to pay the Exercise Price; or

(b)	by complying with any other payment mechanism approved by the Administrator at the time of exercise.
4.3	Issue of Share Certificates

As soon as practicable following the receipt of the Exercise Notice, the Administrator shall cause to be delivered to the Option Holder a certificate for the Shares so purchased. If the number of Shares so purchased is less than the number of Shares subject to the Option Certificate surrendered, the Administrator shall forward a new Option Certificate to the Option Holder concurrently with delivery of the aforesaid share certificate for the balance of Shares available under the Option.

4.4	Condition of Issue
(a)	General

The issue of Shares by the Company pursuant to the exercise of an Option is subject to the Plan and compliance with the Applicable Laws. The Option Holder agrees to comply with all such Applicable Laws and agrees to furnish to the

Company any information, report and/or undertakings required to comply with and to fully cooperate with the Company in complying with such Applicable Laws.

(b)	Securities Regulation and Tax Withholding
(i)

Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with all Applicable Laws, and such issuance shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from prospectus and registration requirements for the issuance and sale of such Shares. The inability of the Company to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful issuance and sale of any Shares under this Plan, or the unavailability of an exemption from prospectus and registration requirements for the issuance and sale of any Shares under the Plan, shall relieve the Company of any liability with respect to the non-issuance or sale of such Shares.

(ii)

As a condition to the exercise of an Option, the Administrator may require the Option Holder to represent and warrant in writing at the time of such exercise that the Shares are being purchased only for investment and without any then-present intention to sell or distribute such Shares. If necessary under Applicable Laws, the Administrator may cause a stop-transfer order against such Shares to be placed on the stock books and records of the Company, and a legend indicating that the Shares may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any Applicable Laws, may be stamped on the certificates representing such Shares in order to assure an exemption from registration. The Administrator also may require such other documentation as may from time to time be necessary to comply with applicable securities laws. THE COMPANY HAS NO OBLIGATION TO UNDERTAKE REGISTRATION OF OPTIONS OR THE SHARES ISSUABLE UPON THE EXERCISE OF OPTIONS.

(iii)

The Option Holder shall pay to the Company by certified or cashier's check, promptly upon exercise of an Option or, if later, the date that the amount of such obligations becomes determinable, all applicable federal, provincial, local and foreign withholding taxes that the Administrator, in its discretion, determines to result upon exercise of an Option or from a transfer or other disposition of Shares acquired upon exercise of an Option or otherwise related to an Option or Shares acquired in connection with an Option. Upon approval of the Administrator, a Option Holder may satisfy such obligation by complying with one or more of the following alternatives selected by the Administrator:

A.

by delivering to the Company Shares previously held by such Option Holder or by the Company withholding Shares otherwise deliverable pursuant to the exercise of the Option, which Shares received or withheld shall have a fair market value at the date of exercise (as determined by the Administrator) equal to any withholding tax obligations arising as a result of such exercise, transfer or other disposition; or

B.	by complying with any other payment mechanism approved by the Administrator from time to time.
(iv)

The issuance, transfer or delivery of certificates representing Shares pursuant to the exercise of Options may be delayed, at the discretion of the Administrator, until the Administrator is satisfied that the applicable requirements of all Applicable Laws and the withholding provisions of the Income Tax Act (Canada) have been met and that the Option Holder has paid or otherwise satisfied any withholding tax obligation as described in Section 4.4(b)(iii) above.

ARTICLE 5

ADMINISTRATION

5.1	Administration

The Plan shall be administered by the Administrator on the instructions of the Board. The Board may make, amend and repeal at any time and from time to time such regulations not inconsistent with the Plan as it may deem necessary or advisable for the proper administration and operation of the Plan and such regulations shall form part of the Plan. The Board may delegate to the Administrator or any Director, officer or employee of the Company such administrative duties and powers as it may see fit.

5.2	Interpretation

The interpretation by the Board of any of the provisions of the Plan and any determination by it pursuant thereto shall be final and conclusive and shall not be subject to any dispute by any Option Holder. No member of the Board or any person acting pursuant to authority delegated by it hereunder shall be liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Board and each such person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Company.

Without limiting the generality of the foregoing and subject to the provisions of the Plan and any Applicable Laws, and with a view to effecting the purpose of the Plan, the Board and its designees shall have sole authority, in their absolute discretion, to:

(a)	construe and interpret the Plan;
(b)	define the terms used in the Plan;

(c)	prescribe, amend and rescind the rules and regulations relating to the Plan;
(d)	correct any defect, supply any omission or reconcile any inconsistency in this Plan;
(e)	grant Options under the Plan;
(f)	determine the individuals to whom Options shall be granted under the Plan;
(g)	determine the time or times at which Options shall be granted under the Plan;
(h)	determine the number of Shares subject to each Option, the Exercise Price of each Option, the duration of each Option and the times at which each Option shall become exercisable;
(i)	determine all other terms and conditions of the Options; and
(j)	make all other determinations and interpretations necessary and advisable for the administration of the Plan.

ARTICLE 6

AMENDMENT AND TERMINATION

6.1	Prospective Amendment

The Board may from time to time amend the Plan, subject to the approval of the Company’s shareholders, if required by applicable regulatory policy, and the terms and conditions of any Option thereafter to be granted and, without limiting the generality of the foregoing, may make such amendment for the purpose of meeting any changes in any relevant law, rule or regulation applicable to the Plan, any Option or the Shares or for any other purpose which may be permitted by all relevant laws, rules and regulations provided always that any such amendment shall not alter the terms or conditions of any Option or impair any right of any Option Holder pursuant to any Option awarded prior to such amendment.

6.2	Retrospective Amendment

The Board may from time to time retrospectively amend the Plan, subject to the approval of the Company’s shareholders, if required by applicable regulatory policy, and with the consent of the affected Option Holders, retrospectively amend the terms and conditions of any Options which have been previously granted.

6.3	Termination

The Board may terminate the Plan at any time provided that such termination shall not alter the terms or conditions of any Option or impair any right of any Option Holder pursuant to any Option awarded prior to the date of such termination and notwithstanding such termination the Company, such Options, Option Holders, Directors and Employees and Shares shall continue to be governed by the provisions of the Plan.

6.4	Agreement

The Company and every person to whom an Option is awarded hereunder shall be bound by and subject to the terms and conditions of the Plan.

SCHEDULE A

MEGAWEST ENERGY CORP.

STOCK OPTION PLAN

OPTION CERTIFICATE

This Certificate is issued pursuant to the provisions of the MEGAWEST ENERGY CORP. (the "Company") Stock Option Plan (the "Plan") and evidences that ____________________ is the holder of an option (the "Option") to purchase up to ____________________ common shares (the "Shares") in the capital stock of the Company at a purchase price of $__________ per Share. Subject to the provisions of the Plan:

(a)	the Award Date of this Option is ____________________; and
(b)	the Expiry Date of this Option is ____________________.

The right to purchase shares under the Option will vest in the holder in increments over the term of the Option as follows:

Date	Cumulative Number of Shares which may be Purchased

This Option may be exercised in accordance with its terms at any time and from time to time from and including the Award Date through to and including up to 5:00 local time in Vancouver, British Columbia on the Expiry Date, by delivery to the Administrator of the Plan an Exercise Notice, in the form provided in the Plan, together with this Certificate and a certified cheque or bank draft payable to Megawest Energy Corp. in an amount equal to the aggregate of the Exercise Price of the Shares in respect of which this Option is being exercised.

This Certificate and the Option evidenced hereby is not assignable, transferable or negotiable and is subject to the detailed terms and conditions contained in the Plan. This Certificate is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Company shall prevail.

The foregoing Option has been awarded this ______ day of _______________________.

MEGAWEST ENERGY CORP.

Per: ___________________________

SCHEDULE B

EXERCISE NOTICE

TO:	The Administrator, Canadian Stock Option Plan

MEGAWEST ENERGY CORP.

Suite 403 – 850 West Hastings Street

Vancouver, B.C.

V6C 1E1

1.	Exercise of Option

The undersigned hereby irrevocably gives notice, pursuant to the Megawest Energy Corp. (the "Company") Stock Option Plan (the "Plan"), of the exercise of the Option to acquire and hereby subscribes for (cross out inapplicable item):

(a)	all of the Shares; or
(b)	of the Shares which are the subject of the option certificate attached hereto. Calculation of total Exercise Price:

(i)	number of Shares to be acquired on exercise:		shares
(ii)	times the Exercise Price per Share:	$
	Total Exercise Price, as enclosed herewith:	$

The undersigned tenders herewith a cheque or bank draft (circle one) in the amount of $____________, payable to Megawest Energy Corp. in an amount equal to the total Exercise Price of the Shares, as calculated above, and directs the Company to issue the share certificate evidencing the Shares in the name of the undersigned to be mailed to the undersigned at the following address:

All capitalized terms, unless otherwise defined in this exercise notice, will have the meaning provided in the Plan.

DATED the ______ day of _______________________.

Witness	Signature of Option Holder

Name of Witness (Print)	Name of Option Holder (Print)

CW1043198.6